Exhibit 99.1





Putnam Confirms Settlement Agreements with SEC and Office of the Secretary of the Commonwealth of Massachusetts


Boston, MA, April 8, 2004-Putnam Investments confirmed today that it has reached settlement agreements with the Securities and Exchange Commission (SEC) and the Office of the Secretary of the Commonwealth of Massachusetts in the administrative and cease-and-desist proceedings focusing on market timing in Putnam mutual funds.

Under the terms of the SEC agreement, Putnam will pay $5 million in disgorgement and a $50 million penalty, all of which will be distributed to shareholders in the funds. According to the agreement with the Office of the Secretary of the Commonwealth of Massachusetts, Putnam will pay $5 million in restitution to shareholders in the funds and a $50 million penalty to the Commonwealth of Massachusetts. The monies to be distributed to shareholders will be disseminated pursuant to a plan approved by an independent consultant.

"These settlement agreements with the SEC and Secretary Galvin's Office reflect our commitment to put these matters behind us and continue to move forward as a firm focusing on rebuilding investor confidence and delivering consistent, dependable, superior investment performance over time," said Ed Haldeman, President and Chief Executive Officer of Putnam. "Over the past several months, Putnam has made great progress in implementing the reforms that were part of the November 13, 2003 partial agreement with the SEC and in developing initiatives, which we believe will provide additional protections and benefits to investors. We remain steadfast in our pledge to implement these initiatives as quickly as practicable, to continue to adopt industry-leading best practices and to reinforce the right values at Putnam."

Since November 2003, Putnam has implemented the following reforms and changes:

o Putnam has put in place strict restrictions on employee trading requiring employees to hold their investments in Putnam funds for at least 90 days.

o Putnam has adopted additional short-term redemption fees and an enhanced fair value pricing program to prevent rapid trading in Putnam funds.

o Putnam has strengthened its compliance and ethics standards, organization and systems across the board. This has included reorganizing the compliance function


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     under the Office of the General Counsel, improving its compliance systems and appointing a new compliance officer.

o In addition to appointing a new CEO in November, Putnam has made a number of senior management changes, including the appointments of a new Chief Administrative Officer, Chief Operations Officer, Chief Financial Officer and General Counsel.

o Putnam has undergone one of the most comprehensive reviews ever conducted by a mutual fund company. This has included an internal review of employee trading going back six years and a full review by the Trustees of the funds. These reviews confirm that only a small number of employees engaged in improper trading, and that no agreements were made to allow market timing or late trading.

o Putnam has implemented a number of voluntary initiatives to limit fund expenses and enhance information disclosures to fund shareholders. These actions should save shareholders an estimated $35 million and provide them with access to more information about fund expenses, the structure of portfolio manager compensation, risk, and employee and Trustee ownership in Putnam funds.

"We are grateful for the support and patience that we have received from our investors, clients, plan sponsors and advisors over the past months while we worked through these issues with the regulators. Today, Putnam moves forward with the policies and procedures, as well as the values and culture, that will enable us to remain focused on our first and foremost priority--prudently investing the money that shareholders entrust to us," Mr. Haldeman concluded.

Founded in 1937, Putnam is one of the United States' oldest and largest money management firms. As of March 31, 2004, Putnam managed $227 billion for approximately 11 million individual shareholders accounts and 500 institutional clients. Putnam has headquarters in Boston and offices in London and Tokyo. For more information, go to www.putnaminvestments.com